Exhibit 99.1

Kona Grill Reports Fourth Quarter and Full Year 2013 Results

- Same-Store Sales Accelerate to 3.5% -

- Company to Open at Least Four New Restaurants in 2014 -

SCOTTSDALE, AZ, February 13, 2014—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for its fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights vs. Year-Ago Quarter

●	Restaurant sales increased 6.4% to $24.5 million

●	Same-store sales increased 3.5%, excluding the effect of the company’s remodeling initiatives

●	Restaurant operating profit margin was 16.2%, which included a 180 basis point impact from new restaurant inefficiencies and the company’s remodeling initiatives, compared to 17.1%

●

Net loss was $509,000, or $(0.06) per share, which included approximately $0.20 per share of costs due to remodeling initiatives and new restaurant openings, versus net income of $851,000, or $0.10 per share

●	Opened two new restaurants in Boise, ID and The Woodlands, TX

●	Average weekly sales of non-comparable base restaurants was over $100,000

Management Commentary

“In the fourth quarter, we achieved our third straight quarter of same-store sales growth, despite macro challenges including a shortened holiday shopping season and inclement weather,” said Berke Bakay, president and CEO of Kona Grill. “This growth is attributed to our differentiated concept and compelling sales initiatives, and we’ve seen the traffic gap relative to our peers widen. Our guest traffic during the fourth quarter grew 2.7%, which represents our best traffic growth of the year, while Knapp Track traffic declined 3.7%.

“Our strategy of transitioning back into a growth company is well underway and our two new locations are performing well. In October, we opened in Boise, which is our first new restaurant since 2010, and in December, we opened in The Woodlands, which is our second restaurant in the Houston market. Average weekly sales for our new restaurants were over $100,000 in the fourth quarter, compared to approximately $80,000 for our existing base.

“In November, we also completed remodels of our Scottsdale and San Antonio restaurants, which incorporated modern design elements being used in our new locations. Early results from these two remodels are outstanding and we anticipate stronger operating results from them in 2014.

“Excitement around our brand is intensifying as we accelerate new unit growth. Last week’s Fort Worth grand opening marked the first new restaurant of 2014 and our first location that was augmented with an engaging rooftop bar. The next phase of our growth is to open at least three more new restaurants in 2014, while continuing to find attractive locations for 2015 and beyond. We have made and will continue to make the necessary G&A investments to execute this plan and we remain on track to double our sales within five years.”

Fourth Quarter 2013 Financial Results

Restaurant sales in the fourth quarter of 2013 increased 6.4% to $24.5 million compared to $23.0 million in the fourth quarter of 2012. Excluding the effects of the Scottsdale, AZ and San Antonio, TX store remodels completed in November 2013, as well as the effect of the Chandler, AZ remodel completed in November 2012, same-store sales increased 3.5%, with guest traffic increasing 2.7% and guest check rising 0.8%. The 350 basis point increase laps a 10 basis point increase in the fourth quarter of 2012. The contribution from new restaurants to fourth quarter sales was $1.3 million.

Net loss in the fourth quarter of 2013 was $509,000, or $(0.06) per share, compared to net income of $851,000, or $0.10 per share, in the year-ago quarter. Net loss in the fourth quarter of 2013 included costs incurred for preopening, new restaurant and remodeling inefficiencies, and write-offs associated with the remodeled locations, which totaled approximately $0.20 per share.

At December 31, 2013, cash and cash equivalents totaled $5.9 million compared to $8.0 million at December 31, 2012. Total debt was $3.5 million at December 31, 2013, compared to $0.4 million at December 31, 2012. The company has drawn $3.5 million against its line of credit as of year-end.

Full Year 2013 Financial Results

Restaurant sales in 2013 increased 2.3% to $98.3 million compared to $96.0 million in 2012. Same-store sales increased 1.4% due to higher pricing and a 20 basis point improvement in guest traffic in 2013, which laps a 2.7% same-store sales increase in 2012.

Net income for 2013 decreased to $2.7 million, or $0.31 per share, compared to net income of $4.8 million, or $0.54 per share in 2012, primarily driven by preopening costs for new restaurants and the infrastructure investments to support new unit growth.

Financial Guidance

For the first quarter of 2014, the company expects restaurant sales of $27.0 million, compared to $23.5 million in the same year-ago quarter, driven by a 3.0% same-store sales increase and an 11.0% operating week growth assumption. The company expects net income of $0.2 million, or $0.02 per share, which includes approximately $0.08 to $0.10 per share in costs associated with opening and operating new restaurants, higher corporate infrastructure investments and a timing shift in the company’s annual conference.

Conference Call

Kona Grill will hold a conference call today at 5:00 p.m. ET to discuss its financial results for the fourth quarter and full year ended December 31, 2013. The company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

Date: Thursday, February 13, 2014

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-877-941-1427

International dial-in number: 1-480-629-9664

Conference ID: 4663951

The conference call will be broadcast simultaneously and available for replay via the investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through March 13, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4663951

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 26 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Fort Worth, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and growth goals for 2014, including but not limited to those relating to our sales trends and projected earnings for the first quarter of 2014 and expectations of new store openings in 2014 and beyond. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Cash and cash equivalents	$5,881	$7,989
Other current assets	2,521	1,597
Other assets	1,114	812
Property and equipment, net	40,352	28,927
Total assets	$49,868	$39,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$11,378	$8,542
Long-term obligations	16,132	11,915
Stockholders’ equity	22,358	18,868
Total liabilities and stockholders’ equity	$49,868	$39,325

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Restaurant sales	$24,451	$22,987	$98,250	$96,021
Costs and expenses:
Cost of sales	6,677	6,397	26,853	26,246
Labor	8,615	7,769	33,166	31,968
Occupancy	1,699	1,603	6,702	6,253
Restaurant operating expenses	3,502	3,286	13,456	13,534
General and administrative	2,064	1,671	7,854	7,037
Preopening expense	765	-	1,162	-
Insurance recoveries and other	32	(19)	32	(120)
Depreciation and amortization	1,682	1,439	5,918	5,749
Total costs and expenses	25,036	22,146	95,143	90,667
Income (loss) from operations	(585)	841	3,107	5,354
Nonoperating income (expense):
Write off of deferred financing costs	-	-	(66)	-
Interest expense, net	(64)	(41)	(160)	(66)
Income (loss) from continuing operations before provision for income taxes	(649)	800	2,881	5,288
Provision for income taxes	(140)	(84)	169	36
Income (loss) from continuing operations	(509)	884	2,712	5,252
Loss from discontinued operations, net of tax	-	(33)	-	(466)
Net income (loss)	$(509)	$851	$2,712	$4,786

Net income (loss) per share - Basic
Income (loss) from continuing operations	$(0.06)	$0.10	$0.32	$0.60
Loss from discontinued operations	-	(0.00)	-	(0.05)
Net income (loss)	$(0.06)	$0.10	$0.32	$0.55

Net income (loss) per share - Diluted
Income (loss) from continuing operations	$(0.06)	$0.10	$0.31	$0.59
Loss from discontinued operations	-	(0.00)	-	(0.05)
Net income (loss)	$(0.06)	$0.10	$0.31	$0.54

Weighted average shares outstanding:
Basic	8,598	8,579	8,573	8,726
Diluted	8,598	8,686	8,762	8,868

Comprehensive income (loss)	$(509)	$851	$2,712	$4,786

Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, preopening expense, insurance recoveries and other, and depreciation and amortization. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Restaurant sales	$24,451	$22,987	$98,250	$96,021
Costs and expenses:
Cost of sales	6,677	6,397	26,853	26,246
Labor	8,615	7,769	33,166	31,968
Occupancy	1,699	1,603	6,702	6,253
Restaurant operating expenses	3,502	3,286	13,456	13,534
Restaurant operating profit	3,958	3,932	18,073	18,020
Deduct - other costs and expenses:
General and administrative	2,064	1,671	7,854	7,037
Preopening expense	765	-	1,162	-
Insurance recoveries and other	32	(19)	32	(120)
Depreciation and amortization	1,682	1,439	5,918	5,749
Income (loss) from operations	$(585)	$841	$3,107	$5,354

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.3	27.8	27.3	27.3
Labor	35.2	33.8	33.8	33.3
Occupancy	6.9	7.0	6.8	6.5
Restaurant operating expenses	14.3	14.3	13.7	14.1
Restaurant operating profit	16.2	17.1	18.4	18.8
Deduct - other costs and expenses:
General and administrative	8.4	7.3	8.0	7.3
Preopening expense	3.1	-	1.2	-
Insurance recoveries and other	0.1	(0.1)	0.0	(0.1)
Depreciation and amortization	6.9	6.3	6.0	6.0
Income (loss) from operations	(2.4)%	3.7%	3.2%	5.6%

Certain amounts do not sum to total due to rounding.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com